                 [STRADLING, YOCCA, CARLSON & RAUTH LETTERHEAD]


                                                                     EXHIBIT 5.1

                                                    September 20, 1996

CKE Restaurants, Inc.
1200 North Harbor Boulevard
Anaheim, California  92801

                  RE:      Registration Statement on Form S-8

Gentlemen:

                  At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by CKE Restaurants, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 51,406 shares of the Company's common stock, $0.01 par value ("Common Stock"), issuable under the 1992 Stock Option Plan (the "1992 Plan"), the 1987 Employee Incentive Stock Option Plan (the "1987 Employee Plan"), the 1987 Nonqualified Stock Option Plan (the "1987 NQSO Plan"), and the 1984 Incentive Stock Option Plan (the "1984 Plan") (collectively, the "Plans").

                  We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above. Based on the foregoing, it is our opinion that 51,406 shares of Common Stock, when issued under the Plans and against full payment in accordance with the respective terms and conditions of the Plans, will be legally and validly issued, fully paid and nonassessable.

                  We consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            STRADLING, YOCCA, CARLSON & RAUTH